               [LETTERHEAD OF THELEN, MARRIN, JOHNSON & BRIDGES]


                                                                       EXHIBIT 8

                                 19 April 1996

                                                                         15938/3



American Equity Trust Inc.
2221 Rosecrans Avenue
Suite 110

El Segundo, California 90245

          Re:  American Equity Trust Inc./Tax Opinion
               --------------------------------------

Gentlemen:

          We have acted as counsel to American Equity Trust Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-11 (Registration File No. 33-98766) filed with the Securities and Exchange Commission on October 31, 1995 (as amended, the "Registration Statement"), with respect to (i) the offering and sale (the "Offering") of up to 1,750,000 Units (the "Units") consisting of two shares of the Company's common shares (the "Common Shares") and one Series "A" warrant (the "Warrants"); 1,500,000 Common Shares; and 1,136,364 shares of the Company's 8% convertible preferred shares (the "Preferred Shares"); and (ii) the Company's contribution of substantially all of the net proceeds of the Offering to American Equity Trust Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), in exchange for an interest in the Partnership. The Common Shares and the Preferred Shares shall be referred to collectively as the "Equity Shares," and partners in the Partnership shall be referred as the "Partners."

          The Partnership intends to acquire residential and commercial real properties (the "Properties"). Generally, the Company expects to conduct its operations through the Partnership although it is not required to do so. The Company will be the sole general partner of the Partnership.
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American Equity Trust Inc.
19 April 1996
Page 2


          The Company has requested our opinion as to:

          A. Whether the description of law and legal conclusions contained in the Registration Statement with respect to the Offering (the "Prospectus") under the caption "Federal Income Tax Considerations" are correct in all material respects, and whether the discussion thereunder fairly summarizes the federal income tax considerations that are material to a holder of the Units or the Equity Shares.

          B. Whether the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

          C. Whether the Company will be organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and whether the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

          In connection with the opinions rendered below, we have examined the following:

          1.  The Charter (as defined in the Prospectus) of the Company.

          2.  The By-Laws (as defined in the Prospectus) of the Company.

          3.  The Registration Statement.

          4. The Agreement of Limited Partnership of the Partnership (the "Partnership Agreement").

          5. Such other documents as we have deemed necessary or appropriate for purposes of this opinion.
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American Equity Trust Inc.
19 April 1996
Page 3


          In connection with the opinions rendered below, we have assumed generally that:

          a. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended.

          b. During its 1996 taxable year and subsequent taxable years, the Company will operate in such a manner that will make the representations set forth below true for all such years.

          c. The Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect its qualification as a REIT for any taxable year.

          d. The Company and each other Partner of the Partnership, other than the Company, has full power, authority, and legal right to enter into and perform the terms of Partnership Agreement and the transactions contemplated thereby.

          e. No actions will be taken by the Company, the Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          Furthermore, we have relied upon the correctness of the following representations of the Company and its authorized representatives on behalf of itself and the Partnership:

          1. The Company will operate in accordance with its organizational documents, the applicable provisions of Maryland state law, and the statements and representations referred to herein and made in the Prospectus.

          2. The Partnership will operate in accordance with Delaware law, the Partnership Agreement, as in effect on the date hereof, and the statements and representations referred to herein and made in the Prospectus.

          3. The Partnership was formed and will be operated with a profit motive.
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American Equity Trust Inc.
19 April 1996
Page 4


          4. The Company's taxable year for federal income tax purposes will be the calendar year. The Company will make the election specified in Section 856(c) of the Code to be a REIT under the Code, effective for its taxable year ending December 31, 1996.

          5. For its taxable year commencing January 1, 1996, and each taxable year thereafter, the Company expects that, and will take all measures within its control to ensure that, (A) the beneficial ownership of the Company at all times after the Initial Closing (as defined in the Prospectus) will be held by 100 or more persons, and (B) at no time during the last half of any taxable year will more than 50% in value of the Company's outstanding stock of all classes (taking into account ownership of the Warrants, options to acquire Equity Shares or certain convertible securities of the Company) be owned, directly or indirectly (taking into account the constructive ownership rules of Section 856(h) of the Code), by or for five or fewer individuals.

          6. The Company at all times will be managed by one or more directors, and the beneficial ownership in the Company will be evidenced by transferable shares.

          7. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that, at least 95 percent of the gross income derived by the Company and the Partnership (directly or indirectly through other partnerships) will consist of amounts derived by the Partnership from the following sources:

              (A) income from the rental of the Properties (which term shall be deemed to include, for purposes of this letter, any properties acquired by the Company or the Partnership in the future), including for this purpose both rents
                                           ---------
attributable to personal property that satisfies the conditions described in paragraph 10 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes (i) any rents received from
                       ---------
related parties as defined in Section 856(d)(2)(B) of the Code (as described in paragraph 12 below), (ii) any amount described in Section 856(d)(2)(A) of the Code (which is described in paragraph 9 below), and (iii) any rent received from a tenant

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American Equity Trust Inc.
19 April 1996
Page 5


to whom or with respect to which services described in paragraph 13 below are provided;

              (B) gain realized upon sale of all or a portion of the Properties (including for this purpose any income derived from a shared appreciation provision within the meaning of Section 856(j) of the Code);

              (C) interest attributable to obligations held by the Company or the Partnership and the determination of the amount of which does not depend in whole or in part on the income or profit of any person;

              (D) dividends attributable to stock held by the Company or the Partnership; and

              (E) amounts described in Section 856(c)(2)(D) through (H) of the Code.

          8. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that, at least 75 percent of the gross income derived by the Company and the Partnership (directly or indirectly through other partnerships) will consist of amounts derived by the Partnership from the following sources: (A) the sources described in clauses (A), (B) and (E) of paragraph 7 above; other than gain from the sale or other disposition of stock or other securities; (B) interest on obligations secured by mortgages on real property or on interests in real property; and (C) "qualified temporary investment income" (within the meaning of Section 856(c)(6)(D) of the Code.)

          9. No amounts payable to the Company or the Partnership in connection with the rental of the Properties depends in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such Properties (except that such amounts may be based on a fixed percentage or percentages of receipts or sales). In the future, neither the Company nor the Partnership will enter into any lease agreement or other arrangement (and will take all measures within its control to ensure that no partnership in which the Company or the Partnership holds a direct or indirect interest will enter into any agreement or arrangement) in connection with the rental of the Properties under which amounts payable to the Company or the

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American Equity Trust Inc.
19 April 1996
Page 6


Partnership will depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such Properties (except that such amounts may be based on a fixed percentage or percentages of receipts or sales) .

          l0. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that: (A) less than 15 percent of the rent received by the Company or the Partnership with respect to each lease relating to the Properties will be attributable to personal property; (B) all personal property contained in the Properties will be leased under or in connection with a lease of the real property contained in the Properties; and (C) no personal property owned by the Partnership at any time will have a value significantly in excess of its adjusted basis for federal income tax purposes.

          11. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that, in any taxable year, less than 30 percent of the gross income of the Company and the Partnership (directly or indirectly through other partnerships) will be derived from the sale or other disposition of the following: (A) stock or securities held for less than one year; (B) property in a transaction which is a "prohibited transaction" within the meaning of Section 856(c)(4)(B) of the Code; and (C) real property (including interests in real property and interests in mortgages on real property) held for less than four years (other than property compulsorily or involuntarily converted within the meaning of Section 1033 of the Code and property which is foreclosure property within the definition of
Section 856(e) of the Code and taking into account the treatment of any income from a shared appreciation provision under Section 856(j) of the Code).

          12. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that, less than one percent of the gross income received by the Company and the Partnership (directly or indirectly through other partnerships) will be received or accrued directly or indirectly from any person in which the Company and the Partnership own in the aggregate (A) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the
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American Equity Trust Inc.
19 April 1996
Page 7


total number shares of all classes of stock, or (B) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Section 318 of the Code (as modified by Section 856(d)(5) of the Code).

          13. Neither the Company nor the Partnership currently provides to any tenants of the Properties (directly or through any other entity) any services that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant. In the event that the Company or the Partnership decides in the future to provide any services to tenants that reasonably might be considered to fall within the scope of the preceding sentence, all such services will be provided exclusively by an entity that qualifies as an "independent contractor" within the meaning of Section 856(d)(3) of the Code from whom neither the Company nor the Partnership derives any income (unless the Company or the Partnership obtains a ruling from the Internal Revenue Service or an opinion from tax counsel concluding that such services would not be considered to fall with the scope of the preceding sentence).

          14. The Company and the Partnership expect that, and the Company and the Partnership will take all measures within their control to ensure that, at least 75% of the total value of the assets of the Company (taking into account the Company's pro rata share of the assets of the Partnership(owned directly or indirectly through other partnerships)) will at all times consist of assets of the following types:

               (A)  land;

               (B) buildings, including wiring, plumbing systems, elevators,
                              ---------
escalators, and other structural components thereof, but, not including any
                                                          -------------
personal property associated with such real property (such as furnishings, appliances, equipment, machinery, etc. even if such items constitute fixtures under local law);

               (C) loans (including accrued interest thereon) directly secured by a duly recorded mortgage on real property of the type described in paragraphs
(A) or (B) above;

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American Equity Trust Inc.
19 April 1996
Page 8


               (D) cash and cash items, including cash on hand, time and demand deposits with financial institutions, and receivables arising in the ordinary course of the Company's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements, and other
            ---------
similar instruments;

               (E) securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificates of deposit for any of the foregoing; and

               (F) only during the one year period commencing on the Closing Date, stock or debt instruments attributable to the temporary investment of new equity capital.

          15. The Company and the Partnership in the aggregate will not own securities in any issuer (other than, in the case of the Company, the Partnership) that either (A) represent in excess of 10 percent of the outstanding voting securities of such issuer or (B) have any aggregate value in excess of 5 percent of the value of the total assets of the Company (as determined in accordance with Regulations section 1.856-2(d)(2)).

          16. The Company, the Partnership (and any partnership in which the Company or the Partnership holds an interest) will at all times hold the Properties (and all other assets of the Company, the Partnership (or such partnership)) for investment purposes and not as (A) stock in trade or other property of a kind which would properly be includable in inventory if on hand at the close of the taxable year, or (B) property held primarily for sale to customers in the ordinary course of the trade or business of the Partnership.

          17. The Company and the Partnership, expect that, and will take all measures within their control to ensure that, sufficient distributions are made on a timely basis to shareholders of the Company to permit the Company to satisfy the annual distribution requirements of Section 857 of the Code.
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American Equity Trust Inc.
19 April 1996
Page 9


          18. The Company's sole asset will initially be its interest as a general partner in the Partnership, as described in the Prospectus, except that the Company may make investments, directly or indirectly through a partnership, in assets in the nature of those described in paragraph 14 above.

          19. No Partnership Units of the Partnership will be issued in a transaction registered under the Securities Act of 1933, and the Partnership at no time will have more than 100 partners (taking into account as a partner, unless otherwise advised by tax counsel, any person which indirectly owns an interest in the Partnership through a flow-through entity only if such flow-through entity was formed either (A) less than two years prior to its direct or indirect acquisition of an interest in the Partnership, or (B) prior to such period and has not conducted an active business for the two-year period ending on such acquisition date).

          20. To the best of its knowledge, the facts and circumstances as to which it has made certain representations in paragraphs 5, 9, 10, 12, 13, 14, 15 and 19 above in fact will exist immediately following the closing of the Offering pursuant to the Prospectus.

          21. Representations herein as to the Properties also will be true with respect to properties acquired by the Company or the Partnership after the date hereof.

          22. The Company will take all steps necessary to satisfy the record keeping requirements that must be satisfied in order to qualify as a REIT under the Code.

          23. A majority of the independent directors of the Company must approve all actions of the Board of Directors of the Company.

          24. The interests in the Partnership will not be traded on an established securities market.

          25. As of the date hereof, the Company has no earnings and profits attributable to a non-REIT year for federal income tax purposes.

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American Equity Trust Inc.
19 April 1996
Page 10


          26. Insight Environmental Corporation, a corporate predecessor of the Company, had no earnings and profits for federal income tax purposes.

          After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in paragraphs 1 through 26 above. Furthermore, where such representations involve matters of law, we have explained to the representatives of the Company and the Partnership the relevant and material sections of the Code, the Regulations thereunder, published rulings of the Internal Revenue Service ("IRS"), and other relevant authority to which such representations relate and are satisfied that such representatives understand such provisions and are capable of making such representations.

          Based on the documents, assumptions and representations set forth above, the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference) and the discussion set forth below, we are of the opinion that:

          (a) The description of law and legal conclusions contained in the Prospectus under the heading "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are material to a holder of the Units or Equity Shares.

          (b) The Partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation.

          (c) The Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. However, we note that due to the possible fluctuation between the relative market values of different classes of the Company's equity shares, the Charter restrictions relating to ownership limits of any person do not mathematically assure that there will be compliance with the statutory ownership requirements governing REIT status.

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American Equity Trust Inc.
19 April 1996
Page 11


          We will not review the Company's compliance with the documents, assumptions, and representations set forth above on a continuing basis. Accordingly, we can provide no assurance that the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Partnership from being classified as a partnership for federal income tax purposes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Thelen, Marrin, Johnson & Bridges under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

          The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Units and Equity Shares pursuant to the Prospectus, and may not be relied upon for any purpose by any other person without our express written consent.

                                  Very truly yours,


                                  /s/ THELEN, MARRIN, JOHNSON & BRIDGES